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December 12, 2001	www.cooley.com	Reston, VA 703 456-8000
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Tier Technologies, Inc. 1350 Treat Boulevard, Suite 250 Walnut Creek, CA 94596	D. BRADLEY PECK 858 550-6012 bpeck@cooley.com

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the underwritten public offering (the "Offering") of up to 3,795,000 shares of Class B common stock, no par value, of Tier Technologies, Inc., a California corporation (the "Company"), covered by a Registration Statement filed with the Securities and Exchange Commission on Form S-3 (Registration Statement No. 333-74192), as amended (the "Registration Statement"). The registered shares include 3,000,000 shares offered by the Company, 300,000 shares offered by shareholders of the Company and 495,000 shares reserved for issuance upon the exercise of the underwriters' overallotment option (collectively, the "Shares").

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company's Articles of Incorporation and Bylaws, each as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward LLP

By:	/s/ D. BRADLEY PECK
D. Bradley Peck

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